EXHIBIT 14.1

Code of Ethics for
Principal Executive Officer and Senior Financial Officers

The Board of Directors (the "Board") of The Aristotle Corporation (the "Company") has adopted this Code of Ethics (the "Code of Ethics") for the Company's President and Chief Operating Officer, Chief Financial Officer, principal accounting officer or controller and other Company employees performing similar functions (collectively, "Officers" and each individually, an "Officer").

The Code of Ethics should be interpreted in the context of the Company's Corporate Code of Business Conduct and Ethics (the "Corporate Code"). Officers must become familiar and fully comply with both the Code of Ethics and the Company's Corporate Code. Because the Code of Ethics cannot and does not cover every applicable law or provide answers to all questions that might arise, all Officers are expected to use common sense of what is right and wrong, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

The Code of Ethics may be modified from time to time by the Board. Any changes to the Code of Ethics will be provided to Officers and will be promptly disclosed to the stockholders of the Company.

  Purpose of the Code

  The purpose of the Code of Ethics is to set standards for the Officers as are reasonably necessary to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications by the Company; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting to an appropriate person or persons identified in the Code of Ethics of violations of the Code of Ethics; and (v) accountability for adherence to the Code of Ethics.

  Due Professional Care

  Officers must exercise due professional care in the performance of their duties and responsibilities on behalf of the Company.

      Officers are expected to carry out their duties and responsibilities with due professional care and a genuine interest in serving the Company and its customers and stockholders. Officers are expected to provide quality services in a manner that demonstrates commitment to a level of professionalism consistent with the Code of Ethics.

    Integrity

    Officers must perform their duties and responsibilities for the Company with the highest sense of integrity.

        Integrity requires Officers to perform their work with honesty, diligence, responsibility and in accordance with applicable laws. In the performance of their work, Officers must not knowingly be a party to any illegal activity or engage in acts that are discreditable to the Company. Integrity requires Officers to observe both the form and the spirit of the ethical principles contained in the Code of Ethics and the Corporate Code.

    Objectivity

    Officers must maintain objectivity and must avoid conflicts of interest and subordination of judgment in the performance of their duties and responsibilities for the Company.

        Objectivity requires Officers to be impartial and free of any material conflicts of interest. Officers must not subordinate their judgment to personal gain and advantage or to the judgment of others, or be unduly influenced by their own interests or by the interests of others in forming judgments. Officers must not participate in any activity or relationship that would constitute a conflict of interest.

        A conflict of interest would generally arise if an Officer participated in any activity or relationship, directly or indirectly, that may impair or be presumed to impair the Officer's objectivity. Conflicts of interest also generally arise in the circumstances described in the Corporate Code under "Avoid Conflicts of Interest."

        If an Officer and his or her supervisor have a disagreement or dispute relating to the completeness, fairness, accuracy, timeliness or comprehensibility of disclosure in reports or documents that the Company files with, or submits to, the SEC or in other public communications made by the Company, the Officer should take the following steps:

          The Officer should consider whether disclosure or omission of disclosure, as proposed by the supervisor, materially misrepresents the facts or results in an omission of a material fact. If, after appropriate research or consultation, the Officer concludes that the matter has authoritative support and/or does not result in a material misrepresentation, the Officer need do nothing further.

          If the Officer concludes that the disclosure or omission of disclosure could be materially misleading, the Officer should make his or her concerns known to the Chairperson of the Audit Committee. The Chairperson of the Audit Committee will confer with the other members of the Audit Committee and advise the Officer and his or her supervisor of the Audit Committee's position on the matter.

  Competency and Diligence

  Officers must perform their duties and responsibilities for the Company with competence and diligence.

      Diligence requires Officers to carry out their responsibilities and duties carefully, thoroughly and in a timely manner, and to observe applicable technical standards and the ethical principles contained in the Code of Ethics and the Corporate Code.

      Competence requires Officers to undertake only those duties and responsibilities for which they have the necessary knowledge, skills and experience, or can reasonably expect to obtain the necessary knowledge, skills and experience through training, supervision or otherwise.

  Preparation of Financial Statements

  Officers must not knowingly make any misrepresentations regarding the Company's financial statements or any facts in the preparation of the Company's financial statements, and must comply with all applicable laws, standards, principles, guidelines, rules and regulations in the preparation of the Company's financial statements.

      Officers must not knowingly:

        make, or permit or direct another to make, materially false or misleading entries in any of the Company's financial statements or records;

        fail to correct the Company's financial statements or records that are materially false or misleading when he or she has the authority to record an entry; and

        sign, or permit or direct another to sign, a document containing materially false or misleading financial information.

      Officers must be scrupulous in their application of generally accepted accounting principles.

      Officers must follow the laws, standards, principles, guidelines, rules and regulations established by all applicable governmental bodies, commissions or other regulatory agencies in the preparation of financial statements, records and related information.

      Officers must coordinate and consult with the Company's Audit Committee to ensure that they are aware of and carry out their duties and responsibilities in accordance with all relevant disclosure obligations of the Company.

    Obligations to the Company's Independent Auditor

    Officers must be candid in all dealings with the Company's independent auditor.

        In dealing with the Company's independent auditor, Officers must be candid and not knowingly misrepresent facts or knowingly fail to disclose material facts, and must respond to specific inquiries and requests by the Company's independent auditor.

        Officers must not take any action, or direct any person to take any action, to fraudulently influence, coerce, manipulate or mislead the Company's independent auditor in the performance of an audit of the Company's financial statements for the purpose of rendering such financial statements materially misleading.

    Reporting of Illegal or Unethical Behavior

    Officers should report any conduct or actions by an Officer that do not comply with the law or with the Code of Ethics.

        Any Officer who believes that: (i) an activity of the Company fails to comply with applicable governmental laws, rules or regulations; or (ii) a violation of the Code of Ethics has occurred, must immediately report such practice to the Chairperson of the Audit Committee or to the General Counsel who must, in turn, report such report to the Chairperson of the Audit Committee. The Chairperson of the Audit Committee will, in turn, report the report to and confer with the other members of the Audit Committee concerning the matter.

        If the Audit Committee determines that an Officer violated the Code of Ethics, the Company may take disciplinary action against that Officer to the extent the Audit Committee deems appropriate, including discharge. No Officer will be disciplined for reporting a concern unless the Audit Committee determines that the report was made in bad faith.

        Neither the Board nor its Audit Committee will be responsible for monitoring or enforcing this reporting of violations policy, but rather each Officer is responsible for self-compliance with this reporting of violations policy.

    Accountability for Adherence to the Code of Ethics

  Each Officer is responsible for self-compliance with the Code of Ethics. Failure to comply with the Code of Ethics may result in disciplinary action by the Company, up to and including discharge.